Exhibit 10.23

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Palisade Bio, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of February 22, 2023 (the “Effective Date”) and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board. This policy supersedes any prior agreement that provides for compensation terms as of the Effective Date.

Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.
Annual Board Service Retainer:

a.
All Eligible Directors: $40,000
b.
Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer): $35,000

2.
Annual Committee Chair Service Retainer:

a.
Chairman of the Audit Committee: $20,000
b.
Chairman of the Compensation Committee: $15,000
c.
Chairman of the Governance and Nominating Committee: $10,000
d.
Chairman of the Strategy and Finance Committee: $20,000

3.
Annual Committee Member Service Retainer (not applicable to Committee Chairs):

a.
Member of the Audit Committee: $10,000
b.
Member of the Compensation Committee: $7,500
c.
Member of the Governance and Nominating Committee: $5,000
d.
Member of the Strategy and Finance Committee: $10,000

Equity Compensation

1.
Initial grants for a new Eligible Director (the “Initial Grants”): (i) 13,700 stock options and (ii) 10,000 restricted stock units that each vest in equal monthly installments over a three (3) year period.

2.
Annual Grant for Eligible Directors (the “Annual Grants”): (i) 7,000 stock options and (ii) 5,100 restricted stock units, subject to the following terms:
i.
One (1) year cliff vesting;
ii.
To be granted annually three (3) days after the Company’s annual meeting of shareholders based on the closing price of the Company’s common stock on such date; and
iii.
All grants are subject to authorized shares available under the respective plan, and such grants will be conditional until shareholder approval if there are insufficient shares available for issuance.